Exhibit 99.1

AsiaInfo Announces Departure of Board Member

BEIJING/SANTA CLARA, Calif. – December 30, 2008 – AsiaInfo Holdings, Inc. (“AsiaInfo” or the “Company”) (NASDAQ: ASIA), a leading provider of telecom software solutions and IT security products and services in China, today announced that Mr. Yichen Zhang has stepped down from the Company’s Board of Directors, effective December 25, 2008.

Mr. Yichen Zhang has been a non-executive, independent director of AsiaInfo since April 2007. Upon his departure, the Board composition will be reduced to eight from nine members.

Yicheng Zhang stated, “It has been a pleasure to serve in AsiaInfo’s Board of Directors. I am confident with the Company’s consistent growth as a result of a strategy of disciplined expansion from its core competency in telecom software and services. I am proud of the progress that AsiaInfo has made and wish it every success in the future.”

“We want to thank Mr. Zhang for his dedicated service on our Board of Directors,” said Mr. Steve Zhang, AsiaInfo’s president and chief executive officer. “Yichen Zhang’s vision and strategic insight have been instrumental to our growth process. His departure represents a normal evolution of our Board of Directors, which remains strong and independent.”

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality telecom software solutions and IT security products and services to some of China’s largest enterprises as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a prominent supplier of IT security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

For investor and media inquiries please contact:

In China:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Andrew Keller

Ogilvy Financial, Beijing

Tel: +86-10-8520-3112

Email: andrew.keller@ogilvy.com

In the United States

Thomas Smith

Ogilvy Financial, New York

Tel: +1-(212) 880-5269

Email: thomas.smith@ogilvypr.com